Lincoln Educational Services Corporation
Announces the Acquisition of Baran Institute of Technology
and Reports Record Year End Enrollment

West Orange, N.J., January 21, 2009 – Lincoln Educational Services Corporation (Nasdaq: LINC; “Lincoln”) announced today that it has completed the acquisition of  Baran Institute of Technology (“Baran”) for approximately $25.3 million in cash, subject to customary post closing adjustments.

Baran Institute of Technology comprises five distinct schools serving approximately 1,900 students and offers associate and diploma programs in the fields of automotive, skilled trades, health sciences and culinary arts. Lincoln has closed the acquisition of four of the schools – Baran Institute of Technology, Connecticut Culinary Institute, Americare School of Nursing and Engine City Technical Institute, and expects to acquire the fifth school, Clemens College, for an additional $3 million subject to receiving approval from the New England Association of Schools and Colleges (NEASC) at their March meeting.  In addition, Lincoln is also acquiring certain assets of Hartford Urban Ventures, LLC and Education Properties, LLC, which provide support services to Baran.

“Baran uniquely fits our strategy of expanding our geographic presence, strengthening our core program offerings and adding opportunities for higher degrees,” said Dave Carney, Chairman and CEO of Lincoln.  “The immediate benefits include a state of the art destination automotive and skilled trades campus with a strong New England presence; a growing diesel school in New Jersey that will benefit from our 60 year brand awareness in the New York City metropolitan area; a leading culinary school with outstanding facilities and a growing high school sales force; and an expanded presence in Florida with the addition of Americare’s nursing program.  As we implement our marketing and sales processes and invest more resources for advertising, we expect to achieve meaningful operating leverage resulting in strong margin expansion. Finally, assuming that a substantial change application is approved in March by NEASC, we will acquire Clemens College which will be our second regionally accredited institution and will provide the platform for higher end hospitality degree programs.”

These acquisitions are being accounted for in accordance with Statement of Financial Accounting Standards Statement No. 141(R), Business Combinations (“SFAS No. 141”), which is effective for calendar year companies on January 1, 2009.  Among other things, SFAS No. 141 requires the additional use of fair value measurements, both as of the acquisition date and in post combination periods and requires that acquisition costs be expensed as incurred.  In connection with these acquisitions Lincoln will be taking a charge of approximately $0.02 per share in the fourth quarter of 2008 and for the year ended December 31, 2008 and $0.01 per share in the first quarter of 2009 to account for the expenses related to the acquisition.

We expect these acquisitions, including Clemens, will add approximately $50 million to revenues in 2009, to be dilutive, but not to have a significant impact on 2009 earnings.   We expect these acquisitions to be accretive to earnings in 2010.

We are updating our previously issued guidance for the year ended December 31, 2008 to reflect the impact of this acquisition on our 2008 results.  In spite of the $0.02 per share charge we are taking in the fourth quarter of 2008, we expect that our earnings per share for the year will meet or exceed our previously issued guidance of $0.69 to $0.71.  The strong results we experienced in the fourth quarter of 2008 were fueled by a 17.1% increase in student starts in 2008 over the prior year.  Finally, on a same school basis, we expect that 2008 year-end enrollment will exceed the prior year by approximately 17% resulting in us beginning 2009 with approximately 3,100 more students than we had at the beginning of 2008, excluding acquisitions.

We look forward to providing further updates on both of our acquisitions, our results for 2008 and our 2009 guidance in early March of 2009.

About Lincoln Educational Services Corporation

Lincoln Educational Services Corporation is a leading and diversified for-profit provider of career-oriented post-secondary education.  Lincoln offers recent high school graduates and working adults degree and diploma programs in five areas of study: automotive technology, health sciences, skilled trades, business and information technology and hospitality services.  Lincoln has provided the workforce with skilled technicians since its inception in 1946.  Lincoln currently operates 36 campuses in 17 states under six brands: Lincoln Technical Institute, Lincoln College of Technology, Nashville Auto-Diesel College, Southwestern College, Euphoria Institute of Beauty Arts and Sciences and Briarwood College.  Lincoln had a combined average enrollment of approximately 20,665 students for the quarter ended September 30, 2008.

About Baran Institute of Technology ( Baran)

Baran is comprised of Baran Institute of Technology (“BIT”), Connecticut Culinary Institute (“CCI”), Clemens College (“Clemens”), Americare School of Nursing and Engine City Technical Institute. Baran has a total of 811 dorm beds in two facilities (Hartford and Suffield, Connecticut), which serve BIT, CCI and Clemens students.

Baran Institute of Technology

BIT is in East Windsor, Connecticut which is 12 miles north of Hartford.  BIT offers diploma programs in automotive, diesel, collision repair, motorcycle, HVAC, electrical and welding.  This campus serves approximately 850 students of which 75% come from New England and the remainder come from over a dozen other states. BIT is accredited by ACCSCT.

Connecticut Culinary Institute (CCI)

CCI has campuses in Hartford and Suffield, Connecticut and offers diploma programs in culinary arts, baking and pastry and Italian culinary arts.  CCI has approximately 650 students of which approximately 80% come from New England and the remainder mainly come from six other states. CCI is accredited by ACCSCT and the American Culinary Federation Foundation, Inc.

Clemens College

Clemens College shares a facility in Suffield with CCI and offers associate degrees in Hospitality Management to approximately 75 students from across the US and abroad.  Clemens College is regionally accredited by NEASC.

Americare School of Nursing

Americare has two facilities in Florida: Fern Park, which is outside of Orlando, and St. Petersburg. Americare offers an associate degree in Surgical Technology and diplomas in dental assisting, medical coding and billing, medical assisting, practical nursing and patient care technician. Americare serves approximately 250 students and is accredited by ABHES.

Engine City Technical Institute

Engine City is located in South Plainfield, New Jersey and has approximately 125 students.  Engine City offers a diploma program in diesel engine repair.

Statements in this press release regarding Lincoln’s business which are not historical facts may be “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in Lincoln’s Form 10-K for the year ended December 31, 2007. All forward-looking statements are qualified in their entirety by this cautionary statement, and Lincoln undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.

Contact:
Brad Edwards
Brainerd Communicators
212-986-6667